LOCK-UP AND LEAK OUT AGREEMENT

This LOCK-UP AND LEAK-OUT AGREEMENT (the “Agreement”) is made as of May 2, 2014 (the “Effective Date”) by and between Brazil Interactive Media, Inc., a Delaware corporation, (the “Company”), and the undersigned holder of common stock (the “Stockholder”) of the Company.

WHEREAS, to ensure the development of an orderly trading market in the Company’s common stock, the Company and the undersigned intend to enter into this Agreement that provides the circumstances under which the undersigned may sell or otherwise dispose of shares of the Company’s securities; and

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the undersigned Stockholder agree as follows:

1.               Twelve Month Prohibition on Sales or Transfers. The Stockholder, including the Stockholder’s Affiliated Entities (as defined below), hereby agrees that for a period of twelve (12) months from the date of this Agreement (the “Lock-Up Period”), the Stockholder will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly, any shares of the common stock of the Company (the “Common Stock ”) or securities convertible into or exercisable for Common Stock issued to the Stockholder (the “Lock-Up Shares”) or securities or rights convertible into or exchangeable or exercisable for any Lock-Up Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement (the “Lock-Up Agreement”). As used in this Agreement “Affiliated Entities” shall mean any legal entity, including any corporation, limited liability company, partnership, not-for-profit corporation, estate planning vehicle or trust, which is directly or indirectly owned or controlled by the Stockholder or his or her descendants or spouse, of which such Stockholder or his or her descendants or spouse are beneficial owners, or which is under joint control or ownership with any other person or entity subject to a lock-up agreement regarding the Common Stock with terms substantially identical to this Agreement.

2. Restrictions on Sales; Volume Limitations. Notwithstanding any federal or state securities laws or regulations governing insider stock sales which supersede this Agreement, or the restrictions in Section 1. of this Agreement, any time after May 2, 2015 and during the twelve (12) month period following the Lock-Up Period (“Leak-Out Period”), if the share price of the Common Stock (“Share Price”) is less than fifty-cents ($0.50), the Stockholder shall have the right to effect open marketsales of his Common Stock in an aggregate amount equal to 0.02719 multiplied by the total weekly volume, of the Common Stock (“Sellable Shares”).

If during the Leak-Out Period, the Share Price is greater than or equal to fifty cents ($0.50) but less than seventy-five cents ($0.75) per share, the Stockholder shall have the right to effect open market sales of his Common Stock in an aggregate amount equal to 0.03579 multiplied by the total weekly volume in the Common Stock, during such time that the Share Price is greater than or equal to fifty cents ($0.50) but less than seventy five-cents ($0.75).

If during the Leak-Out Period, the Share price is greater than or equal to seventy-five cents ($0.75) but is less than one dollar ($1.00), the Holder shall have the right to effect open market sales of his Common Stock in an aggregate amount equal to 0.04438 multiplied by the total weekly volume in the Common Stock, only during that time the Share Price is greater than or equal to seventy five-cents ($0.75) but less than one dollar ($1.00).

If during the Leak-Out Period the Share Price is greater than one dollar ($1.00), there shall be no limitations on the amount of Common Stock that may be sold by the Stockholder, during such time the Share Price is greater than one dollar ($1.00).

The amount of Sellable Shares that may be sold pursuant to this Section 2, shall rounded up or down, to the nearest one hundred (100) shares. Sellable Share amounts equaling less than one hundred (100) shares shall be rounded up to equal one hundred shares.

By way of example only, if the Stockholder’s multiplier is equal to 0.00055 when the share price is equal to or below sixty-cents ($0.60), and during one week the share price and total volume of the Common Stock is equal to fifty-cents ($0.50) and one-hundred thousand (100,000) shares, respectively, then the Stockholder shall apply his multiplier (0.00055) to one-hundred thousand (100,000) which generates a product of 55 shares. Because the amount of shares is less than one-hundred (100), the Stockholder will be eligible to sell one-hundred (100) shares during that week.

If during one week the share price and total volume of the Common Stock is equal to fifty-cents ($0.50) and two-hundred thousand (200,000) shares, respectively, then the Stockholder shall apply his multiplier (0.00055) to two-hundred thousand (200,000) which generates a product of one-hundred and ten (110) shares. Because the amount of shares is greater than one-hundred (100), the Stockholder will be eligible to sell only that amount which results from the application of the multiplier to the total volume of the Common Stock, which in this example, is equal to one-hundred and ten (110) shares.

Sellable Share amounts are not cumulative. If the Stockholder waives his rights at any time during the Leak-Out Period, pursuant to this Section 2 (“Waivable Period”), the calculated Sellable Share amounts for those Waivable Periods, shall not be accrued and added to Sellable Shares amounts, in a future period.

3. Application of this Agreement to Shares Sold or Otherwise Transferred. So long as such sales or other Transfers are made in compliance with the requirements of this Agreement, Lock-Up Shares sold in the public market shall thereafter not be subject to the restrictions on sale or other Transfer contained in this Agreement. Lock-Up Shares sold or otherwise Transferred in private sales or other Transfers pursuant to an Option shall thereafter not be subject to the restrictions on sale or other Transfer contained in this Agreement.

4. Attempted Transfers. Any attempted or purported sale or other Transfer of any Lock-Up Shares by the Stockholder in violation or contravention of the terms of this Agreement shall be null and void ab initio. The Company shall instruct its transfer agent to, reject and refuse to transfer on its books any Lock-Up Shares that may have been attempted to be sold or otherwise Transferred in violation or contravention of any of the provisions of this Agreement and shall not recognize any person or entity.

5. Broker and Account Verification. The Stockholder agrees and consents to (i) effect sales of the Sellable Shares through a broker approved by the Company’s board of directors, (ii) the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Securities held by the undersigned except in compliance with this Lock-Up and Leak-Out Agreement.

6. Broker Authorization. The Stockholder hereby authorizes any and all brokers, for all accounts holding the Stockholder’s Lock-Up Shares and Sellable Shares, to provide directly to the Company, immediately upon the Company’s request, a copy of all account statements showing the Lock-Up Shares and Sellable Shares and all trading activity in the Sellable Shares during the Leak-Out Period.

7. Waiver of Claims. The Stockholder hereby irrevocably waives any and all known or unknown claims and rights, whether direct or indirect, fixed or contingent, that the Stockholder may now have or that may hereafter arise against the Company or any of its affiliates, or any of its respective officers, directors, stockholders, employees, agents, attorneys or advisors arising out of the negotiation, documentation of this Agreement.

8. Acknowledgement of Representation. The Stockholder represents and warrants to the Company that the Stockholder was or had the opportunity to be represented by legal counsel and other advisors selected by Stockholder in connection with this Agreement. The Stockholder has reviewed this Agreement with his, her or its legal counsel and other advisors and understands the terms and conditions hereof.

9. Legends on Certificates. All Lock-Up Shares and Sellable Shares now or hereafter owned by the Stockholder, except any shares purchased in open market transactions by Stockholders that are not affiliates (as such term is defined under securities laws) of the Company, shall be subject to the provisions of this Agreement and the certificates representing such Lock-Up Shares shall bear the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED FOR VALUE UNLESS THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT, OR OTHERWISE SATISFIES ITSELF, THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE SALE, ASSIGNMENT, GIFT, BEQUEST, TRANSFER, DISTRIBUTION, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND MAY BE MADE ONLY IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE CORPORATION.

10. Governing Law; Venue. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the laws of the State of Colorado.

11. Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns and to the Stockholder and their respective permitted heirs, personal representatives, successors and assigns.

12. Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and the transactions contemplated hereby and supersedes all prior written and oral agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may not be changed orally, but may only be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

13. Remedies. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in such party’s sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive relief or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party hereto waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof, whether at law or in equity, shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

14. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

IN WITNESS WHEREOF, this Agreement has been signed as of the date first above written.

BRAZIL INTERACTIVE MEDIA, INC.

By: _________________________________

Name:  Themistocles Psomiadis

Title: Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have caused this Lock-Up Leak-Out Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Stockholder:

Signature of Authorized Signatory of Stockholder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Telephone Number of Stockholder:

Email Address of Stockholder:

Facsimile Number of Stockholder:

Address for Notice of Stockholder:

Address for Delivery of Shares for Stockholder (if not same as address for notice):

STOCKHOLDER’S SPOUSE (if and as applicable):

The undersigned spouse of the Stockholder has read and hereby approves the foregoing Agreement and agrees to be irrevocably bound by the Agreement and further agrees that any community property interest shall be similarly bound by the Agreement. I hereby irrevocably appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Signature: ______________________________________________________________________

Name:  _________________________________________________________________________

Signature of Authorized Signatory of Spouse: ____________________________